UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Rose, Mark S.
   35 Boylan Lane
   Blue Point, NY  11715
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   July 28, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Empire of Carolina, Inc.
   EMP
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   July 28, 1998
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |1,900,000             |D               |                                               |
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Common Stock                               |125,000               |I               |By Wife                                        |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants to Purchse Comm|Immed.   |5/3/06   |Common Stock           |50,000   |$1.375    |D            |                           |
on Stock                |         |         |                       |         |          |             |                           |
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Convertible Series A Pre|Immed.   |         |Common Stock           | 50,000* |$1.25     |D            |                           |
fered Stock             |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
This amendment is being filed to correct a typographical error and to report 125,000 shares of common stock owned by Mr. Rose and 125,000 shares of common stock owned by his wife that were omitted from the original filing.
* Each share of Series A Preferred Stock has a stated value of $10.00 per share. Each share of Series of A Preferred Stock may be converted into Common Stock at a rate of 1 share of Common Stock for each $1.25 of stated value of Series A Preferred Stock
SIGNATURE OF REPORTING PERSON
\s\ Mark S. Rose
DATE
October 28, 1998